Exhibit 10.1

THE J.M. SMUCKER COMPANY RESTORATION PLAN

EFFECTIVE MAY 1, 2012

THE J.M. SMUCKER COMPANY RESTORATION PLAN

(EFFECTIVE MAY 1, 2012)

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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5.9	Unsecured General Creditor	14

5.10	Headings Not Part of Plan	14

5.11	Terms Used in the Plan	15

5.12	Compliance with Code Section 409A	15

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THE J.M. SMUCKER COMPANY RESTORATION PLAN

(EFFECTIVE MAY 1, 2012)

The J.M. Smucker Company Restoration Plan (the “Plan’”) is hereby established, effective as of May 1, 2012, and will be maintained by The J.M. Smucker Company (the “Company”‘) for the purpose of supplementing the retirement benefits of certain officers and key management employees of the Company and its subsidiaries who are selected to participate in the Plan.

The Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and is subject to, and intended to comply with Section 409A of the Code, and regulations thereunder and other applicable laws.

ARTICLE I

DEFINITIONS

Unless defined herein, any word, phrase or term used in the Plan shall have the meaning given to it in the 401(k) Plan. However, the following terms have the following meanings unless a different meaning is clearly required by the context:

1.1	Account

Collectively, the Deferral Account, Matching Contribution Account and Restoration Contribution Account. Separate subaccounts will be maintained in each of a Participant’s Deferral Account, Matching Contribution Account and Restoration Contribution Account to reflect each Class Year Deferral within such account.

1.2	Affiliate

Any of the subsidiaries or affiliated business entities, as determined in accordance with the provisions of Section 414 of the Code, of the Company.

1.3	Base Salary

Base Salary with respect to a Plan Year means an Eligible Employee’s base salary earned for services performed during the Plan Year for an Employer and does not include bonuses or other payments from an Employer that are not made on a regular basis.

1.4	Beneficiary

The person or persons selected by the Participant on a form provided by the Committee to receive the benefits provided under this Plan in the event of the Participant’s death. If there is no Beneficiary election in effect under the Plan with respect to a Class Year Deferral at the time of a Participant’s death, or if the designated Beneficiary with respect to a Class Year Deferral fails to survive the Participant, then the Beneficiary with respect to such Class Year Deferral shall be the Participant’s surviving spouse, or if there is no surviving spouse, the Participant’s estate.

1.5	Class Year Deferral

Each Plan Year’s deferrals and contributions under this Plan shall constitute in the aggregate a separate Class Year Deferral comprised of the following:

(a)	Any deferral of a Participant’s Base Salary under Section 2.3(b) for the Plan Year plus the deferral under Section 2.3(c) of any portion of the Participant’s Eligible Incentive Award paid during the Plan Year, including any related adjustments for deemed investments in accordance with Section 2.6;

(b)	All matching contributions credited to the Plan for a Participant under Section 2.4 with respect to such Plan Year, including any related adjustments for deemed investments in accordance with Section 2.6; and

(c)	All restoration contributions credited to the Plan for a Participant under Section 2.5 with respect to such Plan Year, including any related adjustments for deemed investments in accordance with Section 2.6.

1.6	Code

The Internal Revenue Code of 1986, as amended. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.7	Committee

The Executive Committee of the Company, and to the extent of any delegation by the Committee to the Benefit Plans Administrative Committee, pursuant to Section 3.2, such committee.

1.8	Company

The Company means The J.M. Smucker Company, an Ohio corporation, and its successors.

1.9	Deferral Account

The account established and maintained on the books of the Company to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 2.3.

1.10	Disability

The Participant shall be considered to have a Disability if he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under any plan covering employees of the Employer.

1.11	Eligible Employee

For a Plan Year, an employee of an Employer who has satisfied the requirements for eligibility set forth in Section 2.1.

1.12	Eligible Incentive Award

Eligible Incentive Award, with respect to a Plan Year, means any annual incentive bonus, holiday bonus, or other similar payment from the Company (excluding long-term incentive grants) that is payable to an Eligible Employee in cash during the Plan Year.

1.13	Employer

The Company and any Affiliate that is an “Employer” under (and as defined in) the 401(k) Plan.

1.14	Equity and Incentive Compensation Plan

The J.M. Smucker Company 2010 Equity and Incentive Compensation Plan, as it may be amended from time to time, or any equity and incentive compensation plan subsequently adopted by the Company as a replacement therefor.

1.15	ERISA

The Employee Retirement Income Security Act of 1974, as amended. References to ERISA shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.

1.16	Excess Compensation

The amount by which the sum of an Eligible Employee’s Base Salary and Eligible Incentive Award with respect to the Plan Year exceeds the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for that Plan Year (the “Section 401(a)(17) Limit”).

1.17	401(k) Plan

The J.M. Smucker Company Employee Savings Plan, as such plan is in effect from time to time.

1.18	Matching Contribution Account

The account established and maintained on the books of the Company to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 2.4 of the Plan.

1.19	Participant

An Eligible Employee who has elected to participate in the Plan for a Plan Year, or any other current or former Eligible Employee who has an Account balance under the Plan.

1.20	Plan

The J.M. Smucker Company Restoration Plan, as in effect from time to time.

1.21	Plan Year

The 12-month period commencing January 1 and ending the following December 31.

1.22	Restoration Contribution Account

The account established and maintained on the books of the Company to record a Participant’s interest under the Plan attributable to amounts credited to the Participant pursuant to Section 2.5 of the Plan.

1.23	Separation from Service

A separation from service as defined in Code Section 409A, with the Company and all Affiliates.

1.24	Specified Employee

A specified employee within the meaning of Section 409A of the Code, determined using the identification methodology selected by the Company from time to time.

1.25	Unforeseeable Emergency

An event that results in a severe financial hardship to a Participant resulting from (a) an illness or accident of the Participant or his spouse, dependent (as defined in Section 152(a) of the Code), or Beneficiary, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE II

DEFERRED COMPENSATION PROVISIONS

2.1	Eligibility

(a)	Determination of Eligible Employees: Prior to April 15th of each Plan Year, the Committee shall determine which employees shall be Eligible Employees for the immediately succeeding Plan Year in accordance with the provisions of this Section 2.1. During a Plan Year, the Committee may designate additional employees who first meet the requirements of Sections 2.1(b)(i) and 2.1(b)(ii) during the Plan Year as Eligible Employees.

(b)	Eligible Employees: An employee shall be an Eligible Employee with respect to a Plan Year if the employee:

(i)	Serves the Company in the Functional Vice President level or above or has been hired or promoted to so serve the Company;

(ii)	Is not a participant in any other executive nonqualified retirement plan maintained by The J.M. Smucker Company; and

(iii)	Has been designated by the Committee as eligible to participate in the Plan.

2.2	Form and Time of Elections

(a)	General: Each Eligible Employee for a Plan Year may elect to defer under the Plan such amounts as provided by this Article II in accordance with the procedures set forth in this Section 2.2. All elections made under this Section 2.2 shall be made in writing on a form, or pursuant to such other procedures, as may be prescribed from time to time by the Committee and shall be irrevocable for such Plan Year.

(b)	Timing of Deferral Elections: A deferral election with respect to Base Salary and an Eligible Incentive Award for a Plan Year shall be made prior to May 1st of the calendar year immediately preceding the Plan Year. Notwithstanding the foregoing, an employee who first becomes an Eligible Employee during the course of a Plan Year may make a deferral election, within 30 days following the date the employee first becomes an Eligible Employee, with respect to Base Salary paid with respect to services provided during that Plan Year following the filing of the deferral election. Further, an employee who first becomes an Eligible Employee on or after May 1st of a Plan Year may make a deferral election with respect to Base Salary to be paid during the immediately succeeding Plan Year within 30 days following the date the employee first becomes an Eligible Employee, which deferral election shall be effective with respect to Base Salary paid for service performed during the immediately succeeding Plan Year following the filing of the deferral election. With respect to the 2012 Plan Year, prior to May 1, 2012, each Eligible Employee who has not been eligible to participate in The J.M. Smucker Company Voluntary Deferred Compensation Plan may make a deferral election with respect to Base Salary paid for services performed during the 2012 Plan Year on or after May 1, 2012.

2.3	Deferrals

(a)	Deferral Accounts: An Employer shall establish and maintain on its books a Deferral Account for each Eligible Employee employed by such Employer who elects pursuant to Section 2.2 to defer the receipt of any amount under the Plan. Such Deferral Account shall be designated by the name of the Eligible Employee for whom established. The amount to be deferred under this Section 2.3 for a payroll period shall be credited to such Deferral Account on, or as soon as administratively practicable after, the applicable payroll date.

(b)	Election to Defer Excess Compensation: An Eligible Employee for a Plan Year may elect pursuant to Section 2.2 to defer up to 50% (in whole percentages) of the Eligible Employee’s Excess Compensation.

(c)	Deferral Elections: An Eligible Employee’s deferral election under this Section 2.3 for each Plan Year shall indicate:

(i)	The percentage of Excess Compensation the Eligible Employee elects to defer (including an election of zero percent);

(ii)	The Eligible Employee’s form of payment election for the Class Year Deferral of which deferral pursuant to this Plan Year election is a part;

(iii)	The deemed investment vehicle(s) in which the Eligible Employee designates that the Class Year Deferral of which deferral pursuant to this Plan Year election is a part shall be invested; and

(iv)	A designation of Beneficiary for the portion of his Account attributable to the Class Year Deferral of which deferral pursuant to this Plan Year election is a part.

2.4	Matching Contributions

(a)	Matching Contribution Account: An Employer shall establish and maintain on its books a Matching Contribution Account for each Eligible Employee employed by such Participating Employer who is credited with a matching contribution under this Section 2.4. Such Matching Contribution Account shall be designated by the name of the Eligible Employee for whom established. Each matching contribution under this Section 2.4 shall be credited to such Matching Contribution Account on, or as soon as administratively practicable after, the date on which the related deferral under Section 2.3 is credited to the Eligible Employee’s Deferral Account.

(b)	Matching Contributions for Plan Deferrals: Subject to the provisions of Section 2.4(c), if a Participant defers any amount pursuant to Section 2.3, such Participant’s Employer shall credit the Participant’s Matching Contribution Account with a matching contribution in the amount of 100% of the Participant’s deferral under Section 2.3, but not exceeding six percent of the Participant’s Excess Compensation.

(c)	Payroll Taxes: The Committee may determine, in its sole and exclusive discretion, to deduct from the amount otherwise to be credited to the Matching Contribution Account of a Participant for a Plan Year an amount necessary to pay any related payroll taxes.

2.5	Restoration Contributions

(a)	Restoration Contribution Account: An Employer shall establish and maintain on its books a Restoration Contribution Account for each Eligible Employee employed by such Employer who is credited with a restoration contribution under this Section 2.5. Such Restoration Contribution Account shall be designated by the name of the Eligible Employee for whom established.

(b)	Restoration Contributions: Each Plan Year, an Employer shall credit to the Restoration Contribution Account under the Plan of each Eligible Employee employed by such Employer (regardless of whether the Eligible Employee has elected to defer Base Salary and/or Eligible Incentive Award under Section 2.3 for such Plan Year) a restoration contribution equal to 2% of the Eligible Employee’s Excess Compensation for the Plan Year. Restoration contributions under the Plan shall be determined and credited as soon as administratively practicable following the end of the applicable Plan Year.

2.6	Account Adjustments

(a)	Deemed Investment of Deferral Accounts: The Committee shall from time to time designate one or more investment vehicle(s) in which the Accounts of Participants shall be deemed to be invested. The investment vehicle(s) may be designated by reference to the investments available under other plans sponsored by the Company (including the 401(k) Plan). Each Participant shall designate the investment vehicle(s) in which his Account shall be deemed to be invested according to the procedures developed by the Committee. The Company shall be under no obligation to acquire or invest in any of the deemed investment vehicle(s) under this subparagraph, and any acquisition of or investment in a deemed investment vehicle by the Company shall be made in the name of the Company and shall remain the sole property of the Company. The Committee shall also establish from time to time a default fund into which a Participant’s Account shall be deemed to be invested if the Participant fails to provide investment instructions pursuant to this Section 2.6(a). Until otherwise changed, such default fund shall be the applicable investment vehicle determined pursuant to the terms of the 401(k) Plan’s default investment provisions.

(b)	Changes in Elections; Transfers Among Funds: During a Plan Year, a Participant may change the investment vehicle in which his Account shall be deemed to be invested according to the procedures developed by the Committee. A Participant may also elect to transfer amounts credited to his Account from any deemed investment vehicle to any other deemed investment vehicle, according to the procedures developed by the Committee. The Committee may establish any limitations on the frequency with which Participants may make, and the timing of, investment designations and transfer elections under this Section 2.6(c) as the Committee may determine necessary or appropriate from time to time, including limitations related to frequent trading, market timing activities and restrictions on executive officer trading.

(c)

Periodic Account Adjustments: Each Account shall be adjusted from time to time at such intervals as determined by the Committee until the entire amount credited to the Account has been distributed to the Participant or his Beneficiary. The amount of the adjustment shall equal the amount that each Participant’s

Account would have earned (or lost) for the period since the last adjustment had the Account actually been invested in the deemed investment vehicle(s) designated by the Participant for such period.

2.7	Vesting of Accounts

All Accounts shall be fully vested.

2.8	Distribution Provisions

(a)	Class Year Form of Payment Election: With respect to each Class Year Deferral, a Participant shall elect the form of payment that shall apply to distributions upon Separation from Service, death and Disability. The alternative forms of payment are lump sum payment and substantially equal annual installments for a period of not less than two nor greater than 10 years. Each Participant shall make the class year form of payment election coincident with the deferral election under Sections 2.3(b) and 2.3(c). A Participant who fails to make a class year form of payment election for a Class Year Deferral shall be deemed to have elected a lump sum payment for such Class Year Deferral.

(b)	Subsequent Changes to Payment Elections: A Participant may change his form of payment election according to procedures developed by the Committee, provided that subsequent changes to the form of payment of any Class Year Deferral shall not be effective unless the election satisfies the following requirements:

(i)	A change of election will not be effective until at least twelve months after the date on which the Participant files it with the Committee;

(ii)	A change of election with respect to a payment commencing on, or made on, a specified date must be filed with the Committee at least twelve months prior to such date; and

(iii)	A change of election with respect to the form of payment must provide that the payment subject to the change be deferred for a period of not less than five years from the date such payment would otherwise have been made, except in the event of a payment made on account of the Participant’s death or Disability.

The Committee may impose such other restrictions and limitations on subsequent changes to a form of payment election as it determines appropriate.

(c)	Distribution Events; Time of Distribution: All amounts credited to a Participant’s Account under the Plan shall be distributed to, or with respect to, a Participant based on the earliest to occur of such Participant’s Separation from Service, death or Disability, as set forth below:

(i)	In the event of Separation from Service, except as provided in Section 2.8(d) and subject to Section 2.8(h), the Participant’s Account shall be distributed or commence to be distributed after the later of attainment of age 55 and six months following Separation from Service;

(ii)	In the event of Disability, the Participant’s Account shall be distributed or commence to be distributed as soon as administratively practicable following such Disability; and

(iii)	In the event of death (including death following Separation from Service but before age 55), the Participant’s Account shall be distributed or commence to be distributed as soon as administratively practicable following such death.

In the event death causes a Separation from Service, death shall be deemed to be the earliest event to occur under the Plan.

(d)	Distribution Upon Separation from Service after a Change in Control: Not withstanding any election a Participant has made under Section 2.2(d) and any provision of the Plan to the contrary, if a Participant incurs a Separation from Service for any reason (whether by reason of his voluntary or involuntary termination of employment) within the two-year period following a Change in Control, the Participant’s Deferral Account shall, subject to Section 2.8(h), be distributed to the Participant (or his Beneficiary in the event death causes the Separation from Service) in a single lump sum within 30 days following the date of such Separation from Service, provided, however, if such Change in Control does not constitute a permitted distribution event under Section 409A(a)(2) of the Code, this Section 2.8(d) shall not affect the time or form of distribution of the Participant’s Deferral Account. For purposes of this Section 2.8(d), “Change in Control” shall have the same meaning as in Equity and Incentive Compensation Plan.

(e)	No Benefit Payable upon Certain Events:

(i)	The right of any Participant or Beneficiary to receive any amount credited to his Matching Contribution Account and Restoration Contribution Account (collectively the “Employer Account”) will be terminated, or if payment thereof has begun, all future payments will be discontinued and forfeited, in the event the Participant (i) at any time wrongly discloses any secret process or trade secret of the Company, or (ii) within a two-year period following his Separation from Service, engages, either directly or indirectly, as an officer, trustee, employee, partner, or substantial shareholder, on his own account or in any other capacity, in a business venture that the Company’s board of directors reasonably determines to be competitive with the Company to a degree materially contrary to the Company’s best interest.

(ii)

Notwithstanding anything to the contrary contained in the Plan, if a Participant’s employment is terminated because the Company determines the Participant (i) engaged in dishonest or fraudulent acts against the

Company, (ii) willfully injured property of the Company, (iii) conspired against the Company, or (iv) disclosed confidential information concerning the Company, then no amount credited to the Participant’s Employer Account shall be payable to the Participant or Beneficiary under the Plan.

(f)	Distribution of Small Amounts: If, at any time following Separation from Service, death or Disability, the value of a Participant’s Account is less than $10,000, the Company may elect to distribute such account balance in a lump sum payment regardless of the Participant’s election.

(g)	Distributions on Account of an Unforeseeable Emergency: A Participant (including a Participant who has Separated from Service but whose Accounts have not commenced to be distributed) may, in the Committee’s sole discretion and according to the procedures developed by the Committee in accordance with Code Section 409A, receive a distribution of all or any part of the amounts previously credited to the Participant’s Deferral Accounts in the case of an Unforeseeable Emergency. A Participant requesting a payment pursuant to this Section shall have the burden of proof of establishing, to the Committee’s satisfaction, the existence of such Unforeseeable Emergency, and the amount of the payment needed to satisfy the same (including taxes reasonably anticipated as a result of the distribution). If the Committee determines that a distribution should be made to a Participant under this Section 2.8(g), such distribution shall be made within 30 days after the Committee’s determination of the existence of such Unforeseeable Emergency and the amount of distribution so needed.

(h)	Special Provisions for Specified Employees: Notwithstanding any provision in the Plan to the contrary, to the extent applicable, in no event shall any payment hereunder be made to a Specified Employee earlier than six months after the date of the Participant’s Separation from Service, except in connection with the Participant’s death.

(i)	Distributions of Amounts in Excess of Code Section 162(m): Notwithstanding any provisions of the Plan to the contrary, no amount may be distributed from the Plan if the Company reasonably anticipates that such amount would not be deductible under Code Section l62(m), as determined by the Committee in its sole discretion, and in accordance with Code Section 409A.

(j)	Distributions of Amounts Deemed Includable in Gross Income: Notwithstanding any provisions of the Plan to the contrary, if at any time a court or the Internal Revenue Service determines that an amount in a Participant’s Account is includable in the gross income of the Participant and subject to tax, the Committee may, in its sole discretion, and in accordance with Code Section 409A, permit a lump sum distribution of an amount equal to the amount determined to be includable in the Participant’s gross income.

(k)	Distributions of Amounts in Violation of Securities Laws: Notwithstanding any provisions of the Plan to the contrary, a payment under the Plan may be delayed if the Company reasonably anticipates that the making of such payment will violate federal securities laws or other applicable law, in the Committee’s sole discretion, and in accordance with Code Section 409A, provided that the payment is made on the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

ARTICLE III

PLAN ADMINISTRATION

3.1	Authority to Interpret Plan

The Plan shall be administered by the Committee, which shall have the authority to interpret and construe the terms of the Plan as it deems appropriate including the authority to determine eligibility for benefits under the Plan. The Committee shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. Subject to Section 3.3, the Committee’s interpretations, determinations, regulations and calculations shall be final and binding on all interested persons and parties. Any benefits payable under this Plan will be paid only if the Committee decides in its discretion that the applicant is entitled to them.

3.2	Employment of Advisors; Delegation

The Committee may employ such attorneys, agents, and accountants as it may deem necessary or advisable to assist in carrying out its duties hereunder. The Committee may designate a person or persons (including the Company’s Benefit Plans Administrative Committee) other than the Committee to carry out any of such powers, authority, or responsibility. Expenses of administration shall be paid by the Company. The Committee shall be entitled to rely on all tables, valuations, certifications, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Committee with respect to the Plan.

3.3	Claims Procedures

Whenever the Committee decides for whatever reason to deny, whether in whole or in part, a claim for benefits under the Plan filed by any person (the “Claimant”), it shall transmit a written notice of such decision to the Claimant, in most cases no later than 90 days after the Plan receives the claim for benefits, or within 180 days alter the Plan receives the claim for benefits if there are special circumstances and if within 90 days the Committee provides notice of the reason for the delay and the date a decision can be expected, which notice shall be written in a manner calculated to be understood by the Claimant and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Claimant that, within 60 days of the date on which he receives such notice, he may obtain review of such decision in accordance with the Plan’s claim procedures. Within such 60-day period, the Claimant may request that the claim denial be reviewed by filing with the Committee a written request therefore, which request shall contain the following information:

(a)	The date on which the Claimant’s request was filed with the Committee; provided, however, that the date on which the Claimant’s request for review was in fact filed with the Committee shall control in the event that the date of the actual filing is later than the dates stated by the Claimant pursuant to this Section 3.3(a);

(b)	The specific portions of the denial of his claim which the Claimant requests the Committee to review;

(c)	A statement by the Claimant setting forth the basis upon which he believes the Committee should reverse the previous denial of his claim for benefits and accept his claim as made; and

(d)	Any written material (offered as exhibits) which the Claimant desires the Committee to examine in its consideration of his position as stated pursuant to Section 3.3(c).

Within 60 days of the date determined by Section 3.3(a), the Committee shall conduct a full and fair review of the initial claim for the benefits and the decisions denying the Claimant’s claim for benefits, or within 120 days if special circumstances require more time and if within 60 days the Committee provides notice of reason for the delay, and the date a decision can be expected. Within 60 days (or 120 days if extended as provided herein) of the date of such review, the Committee shall render its written decision on review, written in a manner calculated to be understood by the Claimant, specifying the reasons and Plan provisions upon which its decision was based.

ARTICLE IV

AMENDMENT AND TERMINATION

4.1	Company Reserves Right to Amend and Terminate

The Company reserves the right to amend or terminate the Plan at any time, prospectively or retroactively, through an instrument executed by an officer pursuant to authorization or ratification by the Company’s Board of Directors or by any committee designated by the Board of Directors.

4.2	Effect of Amendment or Termination

Any termination shall be in writing and shall be effective when made. In the event the Company elects to terminate the Plan, any amounts credited to the Participant’s Accounts shall remain subject to the provisions of the Plan and distribution will not be accelerated because of the termination of the Plan, except as otherwise provided in an amendment to the Plan, and under the circumstances permitted in accordance with Code Section 409A. No amendment or termination shall directly or indirectly reduce the balance of any Accounts as of the later of the date of such amendment or termination, or the effective date of such amendment or termination. No additional credits or contributions will be made to the Participants’ Accounts after termination of the Plan, but Participants’ Accounts will continue to fluctuate with investment gains and losses until all benefits are distributed to the Participants or to their Beneficiaries.

ARTICLE V

MISCELLANEOUS

5.1	Trust Authorized

The Company may establish a trust which may be used to pay benefits arising under this Plan and all costs, charges and expenses relating thereto; except that, to the extent that the funds held in the trust are insufficient to pay such benefits, costs, charges and expenses, the Company shall pay such benefits, costs, charges and expenses.

5.2	Restriction against Assignment

The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, sold, transferred, assigned, pledged, encumbered, or subjected to any charge or legal process; no interest or right to receive a benefit may be taken, either voluntarily or involuntarily, for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings, except pursuant to a qualified domestic relations order and as permitted by Code Section 409A.

5.3	Grantor Trust

The Plan at all times shall be considered entirely unfunded both for tax purposes and for purposes of ERISA and no provision shall at any time be made with respect to segregating any assets of the Company for payment of any benefits hereunder. Funds invested hereunder shall continue for all purposes to be part of the general assets of the Company. No Participant, Beneficiary or any other person shall have any interest in any particular assets of the Company by reason of the right to receive a benefit under the Plan and to the extent the Participant, Beneficiary or any other person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

5.4	No Employment Rights

The sole rights of a Participant or Beneficiary under this Plan shall be to have this Plan administered according to its provisions, to receive whatever benefits he may be entitled to hereunder, and nothing in this Plan shall be interpreted as a guaranty that any funds in a Trust or assets of an Employer will be sufficient to pay any such benefit. Further, the adoption and maintenance of this Plan shall not be construed as creating any contract of employment between an Employer and any Participant. The Plan shall not affect the right of an Employer to deal with any Participants in employment respects, including their hiring, discharge, compensation, and conditions of employment.

5.5	Discharge of Liability

The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with such individual’s care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

5.6	Location of Participant

Each Participant shall keep the Company informed of his or her current address and the current address of his or her Beneficiary. The Company shall not be obligated to search for any person.

5.7	Limitation of Liability

Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

5.8	Construction

All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not preempted by such laws, by the laws of the State of Ohio.

5.9	Unsecured General Creditor

Any and all of the Company’s assets shall be, and remain, the general unpledged, unrestricted assets of the Company. The Company’s obligation under this Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of the Company that this Plan be unfunded for purposes of the Code and for purposes of Title I of ERISA.

5.10	Headings Not Part of Plan

Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

5.11	Terms Used in the Plan

Any term used in this Plan which is defined in the Plan shall have the meaning set forth in the Plan for all purposes of this Plan. The singular form of any word shall include the plural and the masculine gender shall include the feminine wherever necessary for the proper interpretation of this Plan.

5.12	Compliance with Code Section 409A

To the extent applicable, it is intended that this Plan and any deferrals of compensation made hereunder comply with the provisions of Code Section 409A. This Plan and any deferrals or compensation made hereunder shall be administrated in a manner consistent with this intent, and any provisions that would cause this Plan or any grant made hereunder to fail to satisfy Code Section 409A shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by Code Section 409A and may be made by the Company without the consent of Participants). Any reference in this Plan to Code Section 409A will also include any proposed temporary or final regulations, or any other guidance, promulgated with respect to Code Section 409A by the U.S. Department of the Treasury or the Internal Revenue Service. In no event, however, shall this Section 5.12 or any other provisions of this Plan be construed to require the Company to provide any gross-up for the tax consequences of, or payments under, this Plan and the Company shall have no responsibility for tax or legal consequences to any Participant or Beneficiary resulting from the terms or operation of this Plan.

The Company hereby adopts The J.M. Smucker Company Executive Defined Contribution Restoration Plan as set forth above.

THE J.M. SMUCKER COMPANY

By:	/s/ Barry C. Dunaway
Dated:	June 5, 2012